Exhibit 99.1

                                  RISK FACTORS

The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occurs, our business, financial condition or results of operations could suffer, and the trading price of our common stock could decline.

RISKS RELATED TO OUR BUSINESS

If we fail to comply with the terms of our settlement agreement with the government, we could be subject to additional litigation or other governmental actions which could be harmful to our business.

On December 28, 2001, we entered into a settlement with the US Department of Justice ("DOJ"), the US Attorney for the Southern District of New York, the US Attorney for the Middle District of Florida and the US Department of Health and Human Services, Office of the Inspector General, in connection with all federal investigations and legal proceedings related to whistleblower lawsuits previously pending against us in the US District Court for the Southern District of New York and the US District Court for the District of Columbia. These lawsuits included allegations that we improperly caused our hospital customers to seek reimbursement for a portion of our management fees that included costs related to advertising and marketing activities by our personnel and allegations that we violated the federal anti-kickback law and the federal False Claims Act. Under the terms of the settlement, the lawsuits were dismissed, the United States and the whistleblowers released us from the claims asserted in the lawsuits, and we agreed to pay to the United States a $9.0 million initial payment, with an additional $7.5 million to be paid over the next four years. As of September 30, 2004, a balance of approximately $2.5 million was outstanding on this obligation. Pursuant to the settlement, we have been required to fulfill certain additional obligations, including abiding by a 5-year Corporate Integrity Agreement, avoiding violations of law and providing certain information to the DOJ from time to time. As of December 17, 2003, we were released from part of our obligations under the Corporate Integrity Agreement. The independent review organization that conducts the audit of our records pursuant to the Corporate Integrity Agreement is no longer required to conduct the general compliance review. If we fail or if we are accused of failing to comply with the terms of the settlement, we may be subject to additional litigation or other governmental actions, including our Wound Care Management business unit being barred from participating in the Medicare program and other federal health care programs. In addition, as part of the settlement, we consented to the entry of a judgment against us for $28.0 million, less any amounts previously paid under the settlement, that would be imposed only if we fail to comply with the terms of the settlement, which, if required to be paid, could have a material adverse effect on our financial position. In July 2002, we settled a shareholders' class action suit for $10.5 million that had been consolidated from four lawsuits involving allegations stemming from the whistleblower lawsuits and DOJ investigations.

We are involved in litigation which may harm the value of our business.

In the normal course of our business, we are involved in lawsuits, claims, audits and investigations, including any arising out of services or products provided by or to our operations, personal injury claims, employment disputes and contractual claims, the outcome of which, in our opinion, will not have a material adverse effect on our financial position or results of operations. However, we may become subject to future lawsuits, claims, audits and investigations that could result in substantial costs and divert our attention and resources. In addition, since our current growth strategy includes acquisitions, among other things, we may become exposed to legal claims for the activities of an acquired business prior to the respective acquisition.


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A substantial percentage of our revenue is attributable to the Medicaid and
Medicare programs. Our business has been significantly adversely impacted by recent changes in Medi-Cal reimbursement policies and will continue to be subject to changes in reimbursement policies and other legislative or regulatory initiatives aimed at reducing costs associated with various government programs.

In the year ended December 31, 2003, approximately 51% of our Specialty Infusion business unit revenues were derived from products and/or services provided to patients covered under various state Medicaid programs, most of which were from California, and approximately 6.5% of our Specialty Infusion business unit revenues were derived from products and/or services provided to patients covered under the Medicare program. During the nine months ended September 30, 2004, approximately 39.3% and7.2% of our Specialty Infusion business unit revenues were derived from products and/or services provided to patients covered under various state Medicaid and Medicare programs, respectively. As a result of our acquisition of Critical Care Systems, Inc. ("CCS"), we expect the percentage of our revenues attributable to federal and state programs to decrease. Such programs are highly regulated and subject to frequent and substantial changes and cost-containment measures that may limit and reduce payments to providers. In the recent past, many states have been experiencing budget deficits that may require future reductions in health care related expenditures. According to a Kaiser Family Foundation report issued in October 2004, all 50 states and the District of Columbia implemented Medicaid cost containment measures in fiscal year 2004, and each of these states planned to put in additional spending constraints in fiscal year 2005. State cost containment activity continued to focus heavily on reducing provider payments and controlling prescription drug spending.

In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 ("MMA") was signed into federal law, providing for a Medicare prescription drug benefit and other changes to the Medicare program, including changes to payment methodologies for products we distribute that are covered by Medicare. Prior to MMA, Medicare reimbursement for many of the products we distribute was based on 95% of the products' average wholesale price ("AWP"). Under MMA, Medicare reimbursement for many of the products we distribute, including most physician-administered drugs and biologicals, was lowered to 80-85% of AWP effective January 1, 2004. This 2004 change did not affect Medicare reimbursement for blood-clotting factors, which will continue to be reimbursed at 95% of AWP during 2004. Effective January 1, 2005, the Medicare reimbursement methodology for many of the products we distribute (including blood-clotting factor) will change from an AWP-based system to one based upon Average Selling Price ("ASP") plus 6% of ASP. In addition to the payment we receive from the Medicare program for blood clotting factor, beginning in January 2005, we expect that we will receive a separate payment of $0.14 for each unit of factor furnished to Medicare beneficiaries. It is also possible that states and/or commercial payors may adopt the new Medicare ASP reimbursement methodologies. Therefore, the conversion to a system based upon ASP could have a material adverse effect on our business, financial condition and results of operations. In addition, MMA changes the relationship between the Medicare and Medicaid programs such that we or our customers may receive less reimbursement in the future for individuals who receive benefits under both of these programs. We are in the process of evaluating the impact MMA may have on our financial position or results of operations, and this assessment may require us to expend time and resources.

In addition to these federal initiatives, many states are also making modifications to the manner with which they reimburse providers of pharmacy services. For example, in California, where approximately 15% of our total revenues for the nine months ended September 30, 2004 were derived from the California state funded health programs, the state legislature in 2003 passed legislation that modifies the reimbursement methodology for blood-clotting factors under various California state funded health programs. Under the new reimbursement methodology, blood-clotting factor products will be reimbursed based upon Average Selling Price ("ASP"), as provided by the manufacturers, plus 20%. In addition, payments for California's


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Medicaid program ("Medi-Cal") and certain other state-funded health programs were to be reduced by 5% for services provided on and after January 1, 2004. On December 23, 2003, the United States District Court for the Eastern District of California issued an injunction enjoining that scheduled 5% Medi-Cal reimbursement rate cut. The California Department of Health Services ("DHS") has filed an appeal of such decision with the federal Ninth Circuit Court of Appeals, which should be heard by the Court later this year. The length of the injunction and the ultimate outcome of this litigation are uncertain at this time. The court order enjoining the 5% Medi-Cal rate reduction did not apply to other state funded programs for hemophilia patients, and California recently implemented the 5% reduction for these other programs. However, the 5% reduction as applied to the other state funded programs was repealed on or about July 31, 2004 for services provided on and after July 1, 2004.

In May, 2004, DHS issued a provider bulletin notifying providers that the ASP plus 20% methodology would be implemented for services provided on and after June 1, 2004, but did not specify actual reimbursement rates. On or about July 9, 2004, DHS published a notice in the California Regulatory Notice Register advising that persons wanting to find out the latest rates could obtain the information from Electronic Data Systems. The revised rates have resulted in substantially greater cuts than the guidance previously provided by DHS representatives had indicated, amounting to approximately a 30-40% cut from rates previously in effect. The implementation of the reduction in the reimbursement from Medi-Cal, and changes in regulations governing such reimbursement, has adversely impacted our revenues and profitability from the sale of products by us or by retail pharmacies to which we provide products or services for hemophilia patients who are Medi-Cal beneficiaries or beneficiaries of other state funded programs for hemophilia patients, and to materially and adversely affect our business, financial condition and results of operations.

On May 27, 2004, a lawsuit was filed on behalf of two individual Medi-Cal recipients with hemophilia in the United States District Court for the Eastern District of California against the State of California relating to the implementation of the new ASP reimbursement methodology, alleging among other things, that a severe reduction in reimbursement rates would threaten the ability of Medi-Cal recipients with hemophilia to have adequate access to blood clotting factor. The Court denied an application for a temporary restraining order in the case on the grounds that, because DHS had not revealed the new rates, there was insufficient evidence that a withdrawal of blood clotting factor providers from the Medi-Cal program was imminent. This case is still pending. In addition, on June 10, 2004, we filed a lawsuit in the Superior Court for the County of Sacramento relating to the failure of DHS to disclose payment rates and the detailed methodology utilized to determine the rates, and its failure to comply with certain applicable federal procedural requirements relating to the reimbursement rates. DHS removed the case to the United States District Court for the Eastern District of California, which subsequently ruled that the removal was improper and remanded the case back to the Superior Court. We are currently engaged in settlement discussions with the State that may result in resolution of one or both of these cases, but at this time, the ultimate outcomes of these litigations are uncertain.

We are in the process of evaluating the impact various federal and state legislative and related initiatives may have on our business, financial position or results of operations.

We have recently experienced rapid growth by acquisitions. If we are unable to manage our growth effectively or to purchase or integrate new companies, our business could be harmed.

Our growth strategy will likely strain our resources, and, if we cannot effectively manage our growth, our business could be harmed. In connection with our growth strategy, we will likely experience an increase in the number of our employees, the size of our programs and the scope of our operations. Our ability to manage this growth and to be successful in the future will depend partly on our ability to retain skilled employees, enhance our management team and improve our management information and financial control systems.


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As part of our growth strategy, we continue to evaluate acquisition opportunities. Acquisitions involve many risks, including the following:

o Since the specialty pharmacy industry is undergoing consolidation, we may experience difficulty in identifying suitable candidates and negotiating and consummating acquisitions on attractive terms, if at all.

o In the industry in which our Specialty Infusion business unit operates, customers have a strong affiliation with their community-based representatives; accordingly, we may experience difficulty in retaining and assimilating the community-based representatives of companies we acquire.

o Because of the relationships between community-based representatives and customers, the loss of a single community-based representative may entail the loss of a significant number of customers; accordingly, we are subject to a significant potential for loss of customers during the periods in which we attempt to integrate newly acquired businesses.

o Our operational, financial and management systems may be incompatible with or inadequate to cost effectively integrate and manage the acquired business' systems. As a result, billing practices could be interrupted, and cash collections on the newly acquired business could be delayed pending conversion of patient files onto our billing systems and receipt of provider numbers from government payors.

o A growth strategy that involves significant acquisitions diverts our management's attention from existing operations.

o Acquisitions may involve significant transaction costs which we may not be able to recoup.

o     We may not be able to integrate newly acquired businesses appropriately.

In addition, we may become subject to litigation and other liabilities resulting from the conduct of an acquired business prior to their acquisition by us.

Our growth strategy includes acquisitions. If we fail to implement our acquisition growth strategy as intended, or incur unknown liabilities for the past practices of acquired companies, our results of operations could be adversely affected.

An element of the growth strategy of our Specialty Infusion business unit is expansion through the acquisition of complementary businesses. Our competitors may acquire or seek to acquire many of the businesses that would also be suitable acquisition candidates for us. This competition could limit our ability to grow by acquisition or increase the cost of our acquisitions. We cannot assure you that we will be able to acquire any complementary businesses that meet our target criteria on satisfactory terms, or at all.

We may acquire businesses with significant unknown or contingent liabilities, including liabilities for failure to comply with health care or reimbursement laws and regulations. We have policies to conform the practices of acquired businesses to our standards and applicable laws and generally intend to seek indemnification from prospective sellers covering these matters. We may, however, incur material liabilities for past activities of acquired businesses. For example, shortly after our acquisition of certain assets from Prescription City, Inc., our pharmacy in Spring Valley, New York, was served with a search warrant issued by a US Magistrate Judge for the Southern District of New York relating to a criminal


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investigation. The government has informed us that we are not a target of this investigation, but we anticipate that this investigation will reduce revenues from our oncology related pharmaceuticals business, and could cause us to incur substantial costs and divert the attention of our management.

While we generally obtain contractual rights to indemnification from owners of the businesses we acquire, our ability to realize on any indemnification claims will depend on many factors, including, among other things, the availability of assets of the indemnifying parties. These indemnifying parties are often individuals who may not have the resources to satisfy an indemnification claim.

We operate in a rapidly changing and consolidating competitive environment. If we are unable to adapt quickly to these changes, our business and results of operations could be seriously harmed.

The specialty infusion industry is experiencing rapid consolidation. We believe that technological and regulatory changes will continue to attract new entrants to the market. Industry consolidation among our competitors may increase their financial resources, enabling them to compete more effectively based on price and services offered. This could require us either to reduce our prices or increase our service levels, or risk losing market share. Moreover, industry consolidation may result in stronger competitors that are better able to compete. If we are unable to effectively execute our growth strategy, our ability to compete in a rapidly changing and consolidating specialty pharmacy industry may be negatively impacted.

The anticipated benefits of combining Curative and CCS may not be realized.

In April of 2004, we purchased CCS with the expectation that the combination of both companies will result in various benefits including, among other things, benefits relating to increased infrastructure of added pharmacies, increased leverage with a greater number of payor contracts, an essential and demonstrably cost-effective therapy offering, increased clinical backbone and expertise, cost savings and operating efficiencies. There can be no assurance that we will realize any of these benefits or that the acquisition will not result in the deterioration or loss of significant business of the combined company. Costs incurred and liabilities assumed in connection with the acquisition, including pending and/or threatened disputes and litigation, could have a material adverse effect on the combined company's business, financial condition and operating results.

Curative may have difficulty and incur substantial costs in integrating CCS.

Integrating Curative and CCS will be a complex, time-consuming and expensive process. Before the acquisition, Curative and CCS operated independently, each with its own business, products, customers, employees, culture and systems. The combined company may face substantial difficulties, costs and delays in integrating Curative and CCS. These factors may include:

o potential difficulty in leveraging the value of the separate technologies of the combined company; perceived adverse changes in product offerings available to customers or customer service standards, whether or not these changes do, in fact, occur;

o     managing patient and payor overlap and potential pricing conflicts;

o     costs and delays in implementing common systems and procedures;

o     difficulty integrating differing distribution models;

o difficulty comparing financial reports due to differing management systems;


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o     diversion of management resources from the business of the combined company;

o     potential incompatibility of business cultures and philosophies;

o reduction or loss of revenue due to the potential for market confusion, hesitation and delay;

o retaining and integrating management and other key employees of the combined company; and

o coordinating infrastructure operations in an effective and efficient manner.

We may seek to combine certain operations and functions using common information and communication systems, operating procedures, financial controls and human resource practices. We may be unsuccessful in implementing the integration of these systems and processes.

Any one or all of these factors may cause increased operating costs, worse than anticipated financial performance or the loss of patients and payor contracts. Many of these factors are also outside our control. The failure to effectively and efficiently integrate Curative and CCS could have a material adverse effect on our business, financial condition and operating results.

We may need additional capital to finance our growth and capital requirements, which could prevent us from fully pursuing our growth strategy.

In order to implement our present growth strategy, we may need substantial capital resources and may incur, from time to time, short- and long-term indebtedness, the terms of which will depend on market and other conditions. Due to uncertainties inherent in the capital markets (e.g., availability of capital, fluctuation of interest rates, etc.), we cannot be certain that existing or additional financing will be available to us on acceptable terms, if at all. Even if we are able to obtain additional debt financing, we may incur additional interest expense, which may decrease our earnings, or we may become subject to contracts that restrict our operations. As a result, we could be unable to fully pursue our growth strategy. Further, additional financing may involve the issuance of equity securities that would dilute the interests of our existing shareholders and potentially decrease the market price of our common stock.

An impairment of the significant amount of goodwill on our financial statements could adversely affect our results of operations.

Our specialty pharmacy acquisitions resulted in the recording of a significant amount of goodwill on our financial statements. The goodwill was recorded because the fair value of the net assets acquired was less than the purchase price. We may not realize the full value of this goodwill. As such, we evaluate on at least an annual basis whether events and circumstances indicate that all or some of the carrying value of goodwill is no longer recoverable, in which case we would write off the unrecoverable goodwill as a charge against our earnings.

Since our growth strategy will likely involve the acquisition of other companies, we may record additional goodwill in the future. The possible write-off of this goodwill could negatively impact our future earnings. We will also be required to allocate a portion of the purchase price of any acquisition to the value of any intangible assets that meet the criteria specified in the Statement of Financial Accounting Standards No. 141, "Business Combinations," such as marketing, customer or contract-based intangibles. The amount allocated to these intangible assets could be amortized over a fairly short period, which may negatively affect our earnings or the market price of our common stock.


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As of September 30, 2004, we had goodwill of approximately $256.5 million, or
63%, of our total assets and approximately 179% of shareholders' equity.

We are highly dependent on our relationships with a limited number of biopharmaceutical and pharmaceutical suppliers, and the loss of any of these relationships could significantly affect our ability to sustain or grow our revenues.

The biopharmaceutical and pharmaceutical industries are susceptible to product shortages. Some of the products that we distribute, such as factor VIII blood-clotting products and intravenous immune globulins, have experienced shortages in the past. Suppliers were unable to increase production to meet rising global demand. Although this shortage has ended, demand continues to grow. In 2003, approximately 48%, or $88.4 million, of our Specialty Infusion business unit revenues were derived from our sale of factor VIII. For the nine months ended September 30, 2004, approximately 35%, or $62.9 million, of our Specialty Infusion business unit revenues were derived from our sale of factor
VIII. We purchase our supplies of blood-clotting products from five suppliers:
Baxter Healthcare Corporation, Bayer Direct, Genetics Institute ZLB Behring and Grifols Biologicals. We believe that these five suppliers represent substantially all of the production capacity for recombinant factor VIII. In the event that one of these suppliers is unable to continue to supply us with products, it is uncertain whether the remaining suppliers would be able to make up any shortfall resulting from such inability. Our ability to take on additional customers or to acquire other specialty pharmacy or infusion services businesses with significant hemophilia customer bases could be affected negatively in the event we are unable to secure adequate supplies of our products from these suppliers. In addition, MedImmune, Inc. is the sole source of Synagis(R), a product used to treat respiratory syncytial virus in infants. For the year ended December 31, 2003, approximately 20%, or $37.1 million, and for the nine months ended September 30, 2004, approximately 14%, or $25.3 million, of our Specialty Infusion business unit revenues was derived from our sale of Synagis(R). MedImmune's failure to provide us with an adequate supply of Synagis(R) product for any reason could impair our ability to add and service patients. In particular, respiratory syncytial virus occurs primarily during the winter months and thus the demand for Synagis(R) is greater during this time. A shortage in the supply of Synagis(R) or our failure to adequately plan for the demand could adversely affect our financial results. Under our existing arrangements with MedImmune, we are non-exclusive distributors of Synagis(R) and MedImmune has no obligation to supply us with a minimum amount of Synagis(R). If these products, or any of the other drugs or products that we distribute, are in short supply for long periods of time, our business could be harmed.

Some biopharmaceutical suppliers in the specialty pharmacy industry have chosen to limit the number of distributors of their products. If we are not selected as a preferred distributor of one or more of our core products, our business and results of operations could be seriously harmed.

We have identified a trend among some of our suppliers toward the retention of a limited number of preferred distributors to market certain of their biopharmaceutical products. If this trend continues, we cannot be certain that we will be selected and retained as a preferred distributor or can remain a preferred distributor to market these products. Although we believe we can effectively meet our suppliers' requirements, there can be no assurance that we will be able to compete effectively with other specialty pharmacy companies to retain our position as a distributor of each of our core products. Adverse developments with respect to this trend could have a material adverse effect on our business and results of operations.


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The seasonal nature of a portion of our business may cause significant fluctuations in our quarterly operating results.

For the year ended December 31, 2003, approximately 20%, or $37.1 million, and for the nine months ended September 30, 2004, approximately 14%, or $25.3 million, of our Specialty Infusion business unit revenues was derived from our sale of Synagis(R). Synagis(R) is used to prevent respiratory syncytial virus in infants. As respiratory syncytial virus occurs primarily during the winter months, the major portion of our Synagis(R) sales may be higher during the first and fourth quarters of the calendar year which may result in significant fluctuations in our quarterly operating results.

If we fail to cultivate new or maintain established relationships with the physician referral sources, our revenues may decline.

Our success, in part, is dependent upon referrals and our ability to maintain good relations with physician referral sources. Physicians referring patients to us are not our employees and are free to refer their patients to our competitors. If we are unable to successfully cultivate new referral sources and maintain strong relationships with our current referral sources, our revenues may decline.

If additional providers obtain access to products we handle at more favorable prices, our business could be harmed.

Because we do not receive federal grants under the Public Health Service Act, we are not eligible to participate directly in a federal pricing program administered by the Federal Health Resources and Services Administration's Public Health Service, which allows certain entities with such grants, such as certain hospitals and hemophilia treatment centers, to obtain discounts on drugs, including certain biopharmaceutical products (e.g., hemophilia-clotting factor and intravenous immune globulins) that represented 61% of our total Company revenues at December 31, 2003 and 48% of our total Company revenues for the nine months ended September 30, 2004. To the best of our knowledge, these entities benefit by being able to acquire, pursuant to this federal program, products competitive with ours at prices lower than our cost for the same products. Our customers, where eligible, may elect to obtain hemophilia-clotting factor, or other products, from such lower-cost entities, which could result in a reduction of revenue to us.

Recent investigations into reporting of average wholesale prices could reduce our pricing and margins.

Many government payors, including Medicare (in 2004) and many state Medicaid programs, as well as a number of private payors, pay us directly or indirectly based upon a drug's AWP. In fact, most of our Specialty Infusion business unit revenues result from reimbursement methodologies based on the AWP of our products. The AWP for most drugs is compiled and published by third-party price reporting services, such as First DataBank, Inc., from information provided by manufacturers and/or wholesalers. Various federal and state government agencies have been investigating, among other things, whether the published AWP of many drugs, including some that we distribute and sell, is an appropriate or accurate measure of the market price of the drugs. There are also several lawsuits pending against various drug manufacturers in connection with the appropriateness of the manufacturers' AWP for a particular drug(s). These government investigations and lawsuits involve allegations that manufacturers reported artificially inflated AWPs of various drugs to third-party price reporting services, which, in turn, reported these prices to its subscribers, including many state Medicaid agencies who then included these AWPs in the state's reimbursement policies.


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As a result of this enforcement environment, it is possible that manufacturers and/or third-party price reporting services may lower the reported AWP for products that we distribute and sell. The changes occurring in the reporting of AWPs could have a negative effect on our business by reducing the pricing and margins on certain of our products.

Moreover, as discussed above, as a result of MMA, Medicare reimbursement for many of the products we distribute, including most physician-administered drugs and biologicals, was lowered to 80-85% of AWP effective January 1, 2004. Although this 2004 change did not affect Medicare reimbursement for blood-clotting factors, which will continue to be reimbursed at 95% of AWP in 2004, effective January 1, 2005, the Medicare reimbursement methodology for many of the products we distribute (including blood-clotting factors) will change from an AWP-based system to a system based upon 106% of ASP (plus, in the case of hemophilia products, an additional administrative fee most recently proposed by Centers for Medicare & Medicaid Services ("CMS") to be $0.14 per unit), which we anticipate will lower Medicare reimbursement. It is also possible that states and/or commercial payors may adopt the new Medicare ASP reimbursement methodologies. While we cannot predict the eventual results of these law changes, government proposals, investigations or lawsuits, if government or private payors revise their pricing based on new methods of calculating AWP for products we supply, or implement reimbursement methodology based on a value other than AWP, this could have a material adverse effect on our business, financial condition and results of operations.

A reduction in the demand for our products and services could result in our reducing the pricing and margins on certain of our products.

A number of circumstances could reduce demand for our products and services, including:

o     customer shifts to treatment regimens other than those we offer;

o new treatments or methods of delivery of existing drugs that do not require our specialty products and services;

o     the recall of a drug or adverse reactions caused by a drug;

o     the expiration or challenge of a drug patent;

o competing treatment from a new drug, a new use of an existing drug or genetic therapy;

o drug companies ceasing to develop, supply and generate demand for drugs that are compatible with the services we provide;

o drug companies stopping outsourcing the services we provide or failing to support existing drugs or develop new drugs;

o governmental or private initiatives that would alter how drug manufacturers, health care providers or pharmacies promote or sell products and services;

o the loss of a managed care or other payor relationship covering a number of high-revenue customers; or

o     the cure of a disease we service.


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Our business involves risks of professional, product and hazardous substance liability, and any inability to obtain adequate insurance may adversely affect our business.

The provision of health services entails an inherent risk of professional malpractice, regulatory violations and other similar claims. Claims, suits or complaints relating to health services and products provided by physicians, pharmacists or nurses in connection with our Specialty Infusion and Wound Care Management businesses may be asserted against us in the future.

Our operations involve the handling of bio-hazardous materials. Our employees, like those of all companies that provide services dealing with human blood specimens, may be exposed to risks of infection from AIDS, hepatitis and other blood-borne diseases if appropriate laboratory practices are not followed. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental infection or injury from these materials. In the event of such an accident, we could be held liable for any damages that result, and such liability could harm our business.

Our operations expose us to product and professional liability risks that are inherent in managing the delivery of wound care services and the provision and marketing of biopharmaceutical and pharmaceutical products. We currently maintain professional and product liability insurance coverage of $15.0 million in the aggregate. Because we cannot predict the nature of future claims that may be made, we cannot assure you that the coverage limits of our insurance would be adequate to protect us against any potential claims, including claims based upon the transmission of infectious disease, contaminated products, negligent services or otherwise. In addition, we may not be able to obtain or maintain professional or product liability insurance in the future on acceptable terms, if at all, or with adequate coverage against potential liabilities.

We rely on key community-based representatives whose absence or loss could harm our business.

The success of our Specialty Infusion business unit depends upon our ability to retain key employees known as community-based representatives, and the loss of their services could adversely affect our business and prospects. Our community-based representatives are our chief contacts and maintain the primary relationship with our customers, and the loss of a single community-based representative could result in the loss of a significant number of customers. We do not have key person insurance on any of our community-based representatives. In addition, our success will depend upon, among other things, the successful recruitment and retention of qualified personnel, and we may not be able to retain all of our key management personnel or be successful in recruiting additional replacements should that become necessary.

Our inability to maintain a number of important contractual relationships could adversely affect our operations.

Substantially all of the revenues of our Wound Care Management operations are derived from management contracts with acute care hospitals. At September 30, 2004, we had 93 management contracts. The contracts generally have initial terms of three to five years, and many have automatic renewal terms unless specifically terminated. During the year ending December 31, 2004, the contract terms of 36 of our management contracts will expire, including 24 contracts which provide for automatic one-year renewals. The contracts often provide for early termination either by the client hospital if specified performance criteria are not satisfied, or by us under various other circumstances. Historically, some contracts have expired without renewal, and others have been terminated by us or the client hospital for various reasons prior to their scheduled expiration. During 2003, 3 contracts expired without renewal, and an additional 8 contracts were terminated prior to their scheduled expiration. During the nine months ended September 30, 2004, 3 contracts expired without renewal, and 4 contracts were terminated prior to their scheduled expiration. Generally, these contracts were terminated by hospitals because of the now settled DOJ investigation of Wound Care Management, hospital financial difficulties and Medicare reimbursement changes which reduced hospital revenues. Our continued success is subject to, among other things, our ability to renew or extend existing management contracts and obtain new management contracts. Any hospital may decide not to continue to do business with us following expiration of its management contract, or earlier if such management contract is terminable prior to expiration. In addition, any changes in the Medicare program or third-party reimbursement levels which generally have the effect of limiting or reducing reimbursement levels for health services provided by programs managed by us could result in the early termination of existing management contracts and could adversely affect our ability to renew or extend existing management contracts and to obtain new management contracts. The termination or non-renewal of a material number of management contracts could harm our business.

In addition, a portion of the revenues of our Specialty Infusion operations is derived from contractual relationships with retail pharmacies. Our success is subject to, among other things, the continuation of these relationships, and termination of one or more of these relationships could harm our business.

Our business will suffer if we lose relationships with payors.

We are partially dependent on reimbursement from non-governmental payors. Many payors seek to limit the number of providers that supply drugs to their enrollees. From time to time, payors with whom we have relationships require that we and our competitors bid to keep their business, and, therefore, due to the uncertainties involved in any bidding process, we either may not be retained or may have to reduce our margins to retain business. The loss of a significant number of payor relationships, or an adverse change in the financial condition of a significant number of payors, could result in the loss of a significant number of patients and harm our business.

Changes in reimbursement rates which cause reductions in the revenues of our operations have adversely affected our Wound Care Management business unit.

As a result of the Balanced Budget Act of 1997, the CMS (formerly Health Care Financing Administration) implemented the Outpatient Prospective Payment System ("OPPS") for most hospital outpatient department services furnished to Medicare patients beginning August 2000. Under OPPS, a predetermined rate is paid to each hospital for clinical services rendered, regardless of the hospital's cost. We believe the new payment system does not provide comparable reimbursement for services previously reimbursed on a reasonable cost basis, and we believe the payment rates for many services are insufficient for many of our hospital customers, resulting in revenue and income shortfalls for the Wound Care Center(R) programs we manage on behalf of the hospitals. As a result, during 2003 and 2002, we renegotiated and modified many of our management contracts related to our Wound Care Management business unit, which has resulted in reduced revenue and income to us from those modified contracts and, in numerous cases, contract termination. These renegotiations resulted in reduced revenues of approximately $1.2 million in the year ended December 31, 2003. In addition, we lost approximately $6.5 million in revenues in the year ended December 31, 2003 as the result of contract terminations. We expect that contract renegotiation and modification with many of our hospital customers will continue, and this could result in further reduced revenues and income to us from those contracts and even contract terminations. These results could harm our business.

The Wound Care Center(R) programs managed by our Wound Care Management business unit on behalf of acute care hospitals are generally treated as "provider based entities" for Medicare reimbursement purposes. This designation is required for the hospital-based program to be covered under the Medicare outpatient reimbursement system. With OPPS, Medicare published criteria for determining when programs may be designated "provider based entities." Programs that existed prior to October 1, 2000 were grandfathered by CMS to be "provider based entities" until the start of the hospital's next cost-reporting period beginning on or after July 1, 2003. At that time, the hospital may submit an attestation to the appropriate CMS Regional Office, attesting that the program meets all the requirements for provider-based designation. Programs that started on or after October 1, 2000 can voluntarily apply for provider based designation status. We timely advised each of our hospital clients of the mandatory application procedures. Although we believe that the programs we manage substantially meet the current criteria to be designated "provider based entities," a widespread denial of such designation could harm our business.

We are subject to pricing pressures and other risks involved with third-party payors.

In recent years, competition for patients, efforts by traditional third-party payors to contain or reduce health care costs, and the increasing influence of managed care payors, such as health maintenance organizations, have resulted in reduced rates of reimbursement. Commercial payors, such as managed care organizations and traditional indemnity insurers, increasingly are requesting fee structures and other arrangements providing for health care providers to assume all or a portion of the financial risk of providing care. Changes in reimbursement policies of governmental third-party payors, including policies relating to Medicare, Medicaid and other federally funded programs, could reduce the amounts reimbursed to our customers for our products and, in turn, the amount these customers would be willing to pay for our products and services, or could directly reduce the amounts payable to us by such payors. The lowering of reimbursement rates, increasing medical review of bills for services and negotiating for reduced contract rates could harm our business. Pricing pressures by third-party payors may continue, and these trends may adversely affect our business.

Also, continued growth in managed care and capitated plans have pressured health care providers to find ways of becoming more cost competitive. Managed care organizations have grown substantially in terms of the percentage of the population they cover and in terms of the portion of the health care economy they control. Managed care organizations have continued to consolidate to enhance their ability to influence the delivery of health care services and to exert pressure to control health care costs. A rapid increase in the percentage of revenue derived from managed care payors or under capitated arrangements without a corresponding decrease in our operating costs could harm our business.

There is substantial competition in the specialty pharmacy, home infusion and wound care services industries, and we may not be able to compete successfully.

Our Specialty Infusion business unit faces competition from other specialty infusion, specialty pharmacy, home infusion and disease management entities, general health care facilities and service providers, biopharmaceutical companies, pharmaceutical companies as well as other competitors. Many of these companies have substantially greater capital resources and marketing staffs and greater experience in commercializing products and services than we have, and may be able to obtain better pricing from suppliers of products we purchase and distribute. The principal competition with our Wound Care Management business unit consists of specialty clinics that have been established by some hospitals or physicians. Additionally, there are some private companies which provide wound care services through a hyperbaric oxygen therapy program format. Furthermore, recently developed technologies, or technologies that may be developed in the future, are or may be the basis for products which compete with our specialty infusion business or chronic wound care services. We may not be able to enter into co-marketing arrangements with respect to these products or maintain pricing arrangements with suppliers that preserve margins, and we may not be able to compete effectively against such companies in the future.


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

If we are unable to effectively adapt to changes in the health care industry, our business will be harmed.

Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. We anticipate that Congress and state legislatures may continue to review and assess alternative health care delivery and payment systems and may in the future propose and adopt legislation effecting fundamental changes in the health care delivery system as well as changes to Medicare's coverage and payments of the drugs and services we provide.

As discussed above, in December 2003, MMA was signed into law, substantially changing the Medicare reimbursement system insofar as it pertains to biopharmaceuticals and drugs, as well as enacting various other changes to the Medicare program. It is possible that MMA, as well as any future legislation enacted by Congress or state legislatures, could harm our business or could change the operating environment of our targeted customers (including hospitals and managed care organizations). Health care industry participants may react to such legislation by curtailing or deferring expenditures and initiatives, including those relating to our programs and services. It is possible that the changes to the Medicare program reimbursement may serve as precedent to possible changes in other payor's reimbursement policies in a manner adverse to us. In addition, MMA and its related regulatory changes could encourage integration or reorganization of the health care delivery system in a manner that could materially and adversely affect our ability to compete or to continue our operations without substantial changes.

Our industry is subject to extensive government regulation, and non-compliance by us, our suppliers, our customers or our referral sources could harm our business.

The marketing, labeling, dispensing, storage, provision, sale, pricing and purchase of drugs, health supplies and health services, including the biopharmaceutical products we provide, are extensively regulated by federal and state governments, and if we fail or are accused of failing to comply with laws and regulations, our business could be harmed. Our business could also be harmed if the suppliers, customers or referral sources we work with are accused of violating laws or regulations. The applicable regulatory framework is complex, and the laws are very broad in scope. Many of these laws remain open to interpretation and have not been addressed by substantive court decisions. The federal government or states in which we operate could, in the future, enact more restrictive legislation or interpret existing laws and regulations in a manner that could limit the manner in which we can operate our business and have a negative impact on our business.

There are a number of state and federal laws and regulations that apply to our operations which could harm our business.

A number of state and federal laws and regulations apply to, and could harm, our business. These laws and regulations include, among other things, the following:

o The federal "anti-kickback law" prohibits the offer or solicitation of remuneration in return for the referral of patients covered by almost all governmental programs, or the arrangement or recommendation of the purchase of any item, facility or service covered by those programs. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, created new violations for fraudulent activity applicable to both public and private health care benefit programs and prohibits inducements to Medicare or Medicaid eligible patients to influence their decision to seek specific items and services reimbursed by the government or to choose a particular provider. The potential sanctions for violations of these laws include significant fines, exclusion from participation in Medicare and Medicaid and criminal sanctions. Although some "safe harbor" regulations attempt to clarify when an arrangement may not violate the anti-kickback law, our business arrangements and the services we provide may not fit within these safe harbors. Failure to satisfy a safe harbor requires further analysis of whether the parties violated the anti-kickback law. In addition to the anti-kickback law, many states have adopted similar kickback and/or fee-splitting laws, which can affect the financial relationships we may have with our customers, physicians, vendors, other retail pharmacies and patients. The finding of a violation of the federal laws or one of these state laws could harm our business.

o The Department of Health and Human Services has issued final regulations implementing the Administrative Simplification Provisions of HIPAA concerning the maintenance, transmission, and security of individually identifiable health information. The privacy regulations, with which compliance was required as of April 2003, impose on covered entities (including hospitals, pharmacies and other health care providers) significant new restrictions on the use and disclosure of individually identifiable health information. The security regulations, which required compliance by April 2005, impose on covered entities certain administrative, technical, and physical safeguard requirements with respect to individually identifiable health information maintained or transmitted electronically. The regulations establishing electronic transaction standards that all health care providers must use when electronically submitting or receiving individually identifiable health information in connection with certain health care transactions became effective October 2002, but Congress extended the compliance deadline until October 2003 for organizations, such as ours, that submitted a request for an extension. As a result of these HIPAA regulations, we have taken the appropriate actions to ensure that patient data kept on our computer networks are in compliance with these regulations. We believe that we are now substantially in compliance with the HIPAA electronic standards and are capable of delivering HIPAA standard transactions electronically. In addition, if we choose to distribute drugs through new distribution channels, such as the Internet, we will have to comply with government regulations that apply to those distribution channels, which could harm our business. In addition to HIPAA, a number of states have adopted laws and/or regulations applicable to the use and disclosure of patient health information that are more stringent than comparable provisions under HIPAA. The finding of a violation of HIPAA or one of these state laws could harm our business.

o The Ethics in Patient Referrals Act of 1989, as amended, commonly referred to as the "Stark Law," prohibits physician referrals to entities with which the physician or his or her immediate family members have a "financial relationship" and prohibits the entity receiving the referral from presenting a claim to Medicare or Medicaid programs for services furnished under the referral. On March 26, 2004, the CMS issued the second phase of its final regulations, addressing physician self-referrals, which became effective July 24, 2004. A violation of the Stark Law is punishable by civil sanctions, including significant fines, a denial of payment or a requirement to refund certain amounts collected, and exclusion from participation in Medicare and Medicaid. A number of states have adopted laws and/or regulations that contain provisions that track, or are otherwise similar to, the Stark Law. The finding of a violation of the Stark Law or one or more of these state laws could harm our business.

o State laws prohibit the practice of medicine, pharmacy and nursing without a license. To the extent that we assist patients and providers with prescribed treatment programs, a state could consider our activities to constitute the practice of medicine. Our nurses must obtain state licenses to provide nursing services to some of our patients. In addition, in some states, coordination of nursing services for patients could necessitate licensure as a home health agency and/or could necessitate the need to use licensed nurses to provide certain patient-directed services. If we are found to have violated those laws, we could face civil and criminal penalties and be required to reduce, restructure or even cease our business in that state.

o Pharmacies (retail, mail-order and wholesale) as well as pharmacists often must obtain state licenses to operate and dispense drugs. Pharmacies must also obtain licenses in some states in order to operate and provide goods and services to residents of those states. In addition, our pharmacies may be required by the federal Drug Enforcement Agency, as well as by similar state agencies, to obtain registration to handle controlled substances, including certain prescription drugs, and to follow specified labeling and record-keeping requirements for such substances. If we are unable to maintain our pharmacy licenses, or if states place burdensome restrictions or limitations on non-resident pharmacies, this could limit or otherwise affect our ability to operate in some states, which could harm our business.

o Federal and state investigations and enforcement actions continue to focus on the health care industry, scrutinizing a wide range of items such as joint venture arrangements, referral and billing practices, product discount arrangements, home health care services, dissemination of confidential patient information, promotion of off-label drug indications use, clinical drug research trials and gifts for patients or referral sources. From time to time, and like others in the health care industry, we receive requests for information from government agencies in connection with their regulatory or investigative authority.

o We are subject to federal and state laws prohibiting entities and individuals from knowingly and willfully making claims to Medicare and Medicaid and other governmental programs and third-party payors that contain false or fraudulent information. The federal False Claims Act encourages private individuals to file suits on behalf of the government against health care providers such as us. As such suits are generally filed under seal with a court to allow the government adequate time to investigate and determine whether it will intervene in the action, the implicated health care providers are often unaware of the suit until the government has made its determination and the seal is lifted. Violations or alleged violations of such laws, and any related lawsuits, could result in significant financial or criminal sanctions (including treble damages) or exclusion from participation in the Medicare and Medicaid programs. Some states also have enacted statutes similar to the False Claims Act which may provide for large penalties, substantial fines and treble damages if violated.

There is a delay between our performance of services and our reimbursement.

Billing and collection for our services is a complex process requiring constant attention and involvement by senior management and ongoing enhancements to information systems and billing center operating procedures.

The health care industry is characterized by delays that typically range from three to nine months between when services are provided and when the reimbursement or payment for these services is received. This makes working capital management, including prompt and diligent billing and collection, an important factor in our results of operations and liquidity. Trends in the industry may further extend the collection period and impact our working capital.

We are paid for our services by various payors, including patients, insurance companies, Medicare, Medicaid and others, each with distinct billing requirements. We recognize revenue when we provide services to patients. However, our ability to collect these receivables depends, in part, on our submissions to payors of accurate and complete documentation. In order for us to bill and receive payment for our services, the physician and the patient must provide appropriate billing information. Following up on incorrect or missing information generally slows down the billing process and the collection of accounts receivable. Failure to meet the billing requirements of the different payors could have a significant impact on our revenues, profitability and cash flow.

Further, even if our billing procedures comply with all third party-payor requirements, some of our payors may experience financial difficulties or may otherwise not pay accounts receivable when due, which could result in increased write-offs or provisions for doubtful accounts. There can be no assurance that we will be able to maintain our current levels of collectibility or that third-party payors will not experience financial difficulties. If we are unable to collect our accounts receivable on a timely basis, our revenues, profitability and cash flow could be adversely affected.

We rely heavily on a limited number of shipping providers, and our business could be harmed if their rates are increased or our providers are unavailable.

A significant portion of our revenues result from the sale of drugs we deliver to our patients, and a significant amount of our products are delivered by overnight mail or courier, or through our retail pharmacies. The costs incurred in shipping are not passed on to our customers and, therefore, changes in these costs directly impact our margins. We depend heavily on these outsourced shipping services for efficient, cost-effective delivery of our product. The risks associated with this dependence include: any significant increase in shipping rates; strikes or other service interruptions by these carriers; and spoilage of high-cost drugs during shipment since our drugs often require special handling, such as refrigeration.

If we do not maintain effective and efficient information systems, our operations may be adversely affected.

Our operations depend, in part, on the continued and uninterrupted performance of our information systems. Failure to maintain reliable information systems or disruptions in our information systems could cause disruptions in our business operations, including billing and collections, loss of existing patients and difficulty in attracting new patients, patient and payor disputes, regulatory problems, increases in administrative expenses or other adverse consequences, any or all of which could have a material adverse effect on our operations.

RISKS RELATED TO OUR OUTSTANDING DEBT AND EQUITY SECURITIES

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our debt obligations.

As of September 30, 2004, we had approximately $210.0 million of total indebtedness which included $185.0 million aggregate principal amount of our 10.75% Senior Notes due 2011 (the "Notes") and our credit facility of $19.6 million with General Electric Capital Corporation. Subject to restrictions in the indenture related to the Notes and our credit facility, we may incur additional indebtedness.

Our high level of indebtedness could have important consequences. For example, it could:

o make it more difficult for us to satisfy our obligations on the Notes or under our revolving credit facility;

o require us to dedicate a substantial portion of our cash flow from operations to interest and principal payments on our indebtedness, reducing the availability of our cash flow for other purposes, such as capital expenditures, acquisitions and working capital;

o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

o increase our vulnerability to general adverse economic and industry conditions;

o place us at a disadvantage compared to our competitors that have less debt;

o expose us to fluctuations in the interest rate environment because the revolving credit facility is at a variable rate of interest; and

o     limit our ability to borrow additional funds.

We expect to obtain the money to pay our expenses and to pay the principal and interest on the Notes, our revolving credit facility and other debt from cash flow from our operations and from additional loans under our revolving credit facility. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt (including the Notes) and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt (including the Notes), sell assets or borrow more money. We cannot guarantee that we will be able to do so on terms acceptable to us. In addition, the terms of existing or future debt agreements, including our revolving credit facility and the indenture, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve such alternatives could significantly adversely affect the value of the Notes and our ability to pay principal of and interest on the Notes.

Our substantial outstanding debt subjects us to covenant default risk under our senior secured credit facility.

We are highly leveraged. If we are unable to achieve our forecasted operating results, we may violate covenants under our senior secured credit facility. The financial covenants under our senior secured credit facility include a total leverage ratio, fixed charges coverage ratio, senior secured leverage ratio, capital expenditures and accounts receivable days outstanding limits. In the event we default under any of these covenants, we may seek a waiver or amendment of the covenants. There can be no assurance, however, that we will be able to obtain such a waiver or amendment. In the event we are unable to obtain a waiver or amendment to remedy any such default, the lender may suspend or terminate advances under the credit facility, or the lender may accelerate the debt and demand immediate payment of any outstanding balance. An acceleration of the debt under our senior secured credit facility would result in an event of default under the indenture for our Notes due 2011 as well.

The notes are unsecured.

The Notes are not secured by any of our or our subsidiaries' assets. The indenture governing the Notes permits us and our subsidiaries to incur secured indebtedness, including pursuant to our revolving credit facility, purchase money instruments and other forms of secured indebtedness. As a result, the Notes and the guarantees will be effectively subordinated to all of our and the guarantors' secured obligations to the extent of the value of the assets securing such obligations. As of September 30, 2004, we had approximately $20.0 million of secured indebtedness.

If we or the subsidiary guarantors were to become insolvent or otherwise fail to make payment on the Notes or the guarantees, holder of any of our and the subsidiary guarantors' secured obligations would be paid first and would receive payments from the assets securing such obligations before the holders of the Notes would receive any payments. The holders of the Notes may, therefore, not be fully repaid if we or the subsidiary guarantors become insolvent or otherwise fail to make payment on the Notes.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

Upon the occurrence of a "change of control," as defined in the indenture, each holder of the Notes will have the right to require us to purchase its notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest. Our failure to purchase, or give notice of purchase of, such notes would be a default under the indenture, which would, in turn, be a default under our revolving credit facility. In addition, a change of control may constitute an event of default under our revolving credit facility. A default under our revolving credit facility would result in an event of default under the indenture if the lenders accelerate the debt under our revolving credit facility.

If a change of control occurs, we may not have enough assets to satisfy all obligations under our revolving credit facility and the indenture related to the Notes. Upon the occurrence of a change of control, we could seek to refinance the indebtedness under our revolving credit facility and the Notes or obtain a waiver from the lenders or holders of the Notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all.

There is no established trading market for the Notes, and holders of these notes may not be able to sell them quickly or at the price that they paid.

The Notes are a new issue of securities, and there is no established trading market for the Notes. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchaser has advised us that it intends to make a market in the Notes, but the initial purchaser is not obligated to do so. The initial purchaser may discontinue any market making in the Notes at any time, in its sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the Notes.

We also cannot assure you that holders of the Notes will be able to sell such notes at a particular time or that the prices that holders of such notes will receive when these notes are sold will be favorable. We also cannot assure you as to the level of liquidity of the trading market for these notes. Future trading prices of the outstanding Notes will depend on many factors, including:

o     our operating performance and financial condition;

o     the interest of securities dealers in making a market; and

o     the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the Notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

Any guarantees of the Notes by our subsidiaries may be voidable, subordinated or limited in scope under laws governing fraudulent transfers and insolvency.

Under federal and foreign bankruptcy laws and comparable provisions of state and foreign fraudulent transfer laws, a guarantee of the Notes by a guarantor could be voided if, among other things, at the time the guarantor issued its guarantee, such guarantor:

o     intended to hinder, delay or defraud any present or future creditor; or

o received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and:

      o     was insolvent or rendered insolvent by reason of such incurrence;

      o was engaged in a business or transaction for which such guarantor's remaining assets constituted unreasonably small capital; or

      o intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a guarantor in the United States would be considered insolvent if:

o the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets;

o the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

o     it could not pay its debts as they become due.

Possible volatility of stock price in the public market.

The market price of our common stock has experienced, and may continue to experience, substantial volatility. Over the past eight quarters, the market price of our common stock has ranged from a low of $5.22 per share in the third quarter of 2004 to a high of $19.38 in the first quarter of 2003. Many factors have influenced the common stock price in the past, including fluctuations in our earnings and changes in our financial position, management changes, low trading volume, and negative publicity and uncertainty resulting from the legal actions brought against us. In addition, the securities markets have, from time to time, experienced significant broad price and volume fluctuations that may be unrelated to the operating performance of particular companies. All of these factors could adversely affect the market price of our common stock.

Provisions of our articles of incorporation and Minnesota law may make it more difficult for you to receive a change-in-control premium.

Our Board's ability to designate and issue up to 10 million shares of preferred stock and issue up to 50 million shares of common stock could adversely affect the voting power of the holders of common stock, and could have the effect of making it more difficult for a person to acquire, or could discourage a person from seeking to acquire, control of our company. If this occurred, you could lose the opportunity to receive a premium on the sale of your shares in a change of control transaction.

In addition, the Minnesota Business Corporation Act contains provisions that would have the effect of restricting, delaying or preventing altogether certain business combinations with any person who becomes an interested stockholder. Interested stockholders include, among others, any person who, together with affiliates and associates, acquires 10% or more of a corporation's voting stock in a transaction which is not approved by a duly constituted committee of the Board of the corporation. These provisions could also limit your ability to receive a premium in a change of control transaction.